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                                                                     EXHIBIT 3.4



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             DECORA INDUSTRIES, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

         Decora Industries, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is Decora Industries, Inc.

         SECOND: The Certificate of Incorporation of the Corporation is hereby amended to decrease the number of authorized shares of the Common Stock of the Corporation from 45,000,000 shares to 20,000,000 shares by amending subsection A of Article FOURTH of the Certificate of Incorporation so that, as amended, subsection A of said Article shall be and read as follows:

         "FOURTH:

         A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is twenty five million (25,000,000), consisting of:

         (1) Twenty million (20,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

         (2) Five million (5,000,000 shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock")."

         THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of December 29, 1997.

         FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.



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         IN WITNESS WHEREOF, Decora Industries, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Executive Vice-President this 29th day of December, 1997.


                                            DECORA INDUSTRIES, INC.



                                            By /s/Timothy N. Burditt
                                               ---------------------------------
                                               Timothy N. Burditt
                                               Executive Vice President



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